[EXECUTION COPY]



                 SECOND AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT

               THIS SECOND AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT (this "Amendment and Restatement"), dated as of April 8, 1994, among COLLINS & AIKMAN GROUP, INC. (formerly known as Wickes Companies, Inc.), a Delaware corporation ("Group" or the "Account Party") and CONTINENTAL BANK N.A., a national banking association having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697, individually ("Continental") and as Issuing Bank (the "Issuing Bank).


                                 W I T N E S S E T H:

               WHEREAS, Collins & Aikman Holdings II Corporation (formerly known as WCI Holdings II Corporation), Collins & Aikman Holdings Corporation (formerly known as WCI Holdings Corporation) ("Holdings"), certain Subsidiaries of Holdings, various financial institutions (the "Lenders") and Continental Bank N.A, as Agent for the Lenders (the "Agent") have heretofore entered into a certain Amendment and Restatement of Credit Agreement, dated as of March 30, 1989 (the "Restated Credit Agreement");

               WHEREAS, the Restated Credit Agreement has been successively amended by a First Amendment to Credit Agreement, dated as of June 30, 1989, a Second Amendment to Amendment and Restatement of Credit Agreement, dated as of June 1, 1990, a Third Amendment to Amendment and Restatement of Credit Agreement, dated as of April 15, 1991, a Fourth Amendment to Amendment and Restatement of Credit Agreement, dated as of April 16, 1992, a Fifth Amendment to Amendment and Restatement of Credit Agreement, dated as of August 6, 1992, a Sixth Amendment to Amendment and Restatement of Credit Agreement, dated as of November 20, 1992, a Seventh Amendment to Amendment and Restatement of Credit Agreement, dated as of March 12, 1993, an Eighth Amendment to Amendment and Restatement of Credit Agreement, dated as of September 10, 1993, and a Ninth amendment to Amendment and Restatement of Credit Agreement, dated as of December 13, 1993, and certain provisions thereof have been waived by a letter agreement, dated as of February 26, 1992 and a letter agreement, dated as of March 23, 1992 (the Restated Credit Agreement, as so successively amended and waived, being called the "Credit Agreement");

               WHEREAS, the Account Party and the Issuing Bank now desire to amend and restate the Credit Agreement in certain other respects as provided below;




               NOW, THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

               SECTION 1.1. Certain Defined Terms. Unless otherwise defined herein or the context otherwise requires, the following terms (whether or not underscored), when used in this Amendment and Restatement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

               "Account Party" is defined in the preamble.

               "Agent" is defined in the first recital.

               "Amendment and Restatement" means this Second Amendment and Restatement of Credit Agreement (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time with the written consent of the Issuing Bank).

               "Approval" means each and every approval, consent, filing and registration by or with any federal, state or other regulatory authority necessary (a) to authorize or permit the execution, delivery or performance of this Amendment and Restatement, the Letters of Credit or any other Credit Document or (b) for the validity or enforceability hereof or thereof.

               "Authorized Officer" means, relative to the Account Party, those of its officers whose signatures and incumbency shall have been certified to the Issuing Bank pursuant to Section 5.1.1(b).

               "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois or New York, New York.

               "C & A Credit Agreement" means the Credit Agreement, dated as of May 15, 1991, among Collins & Aikman Corporation, certain Subsidiaries of Collins & Aikman Corporation, various financial institutions (the "Banks") and Bank of America National Trust and Savings Association, Bankers Trust Company and Chemical Bank, as Co-Agents for the Banks (the "Co-Agents") and Continental, as Managing Agent for the Co-Agents and the Banks, as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time.

               "Capitalized Lease Liabilities" means all monetary obligations of the Account Party or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Amendment and Restatement and each other Credit Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

               "Code" means the Internal Revenue Code of 1986, as amended, reformed, or otherwise modified from time to time.

               "Collins & Aikman Corporation" means Collins & Aikman Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Account Party.

               "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

               "Contractual Obligation" means, relative to Holdings or any of its Subsidiaries, any provision of any security issued by Holdings or of any Instrument or undertaking to which Holdings or such Subsidiary is a party or by which it or any of its property is bound.

               "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Account Party, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

               "Credit Agreement" is defined in the second recital.

               "Credit Document" means this Amendment and Restatement and the Letters of Credit, and includes any amendments, supplements, amendments and restatements or other modifications, if any, to any of the foregoing.

               "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

               "Disbursement" means any payment made or deemed to be made pursuant to Section 2.4 under any Letter of Credit by the Issuing Bank.

               "Disbursement Date" is defined in Section 2.2.

               "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Account Party with the written consent of the Issuing Bank.

               "Dollar" and the sign "$" mean lawful money of the United
          States.

               "Effective Date" means the date this Amendment and Restatement becomes effective pursuant to Section 9.9.

               "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

               "Event of Default" is defined in Section 8.1.

               "Fiscal Quarter" means each period of three consecutive calendar months ending on the last Saturday of each April, July, October and January.

               "Fiscal Year" means any period of 52 or 53 weeks ending on the last Saturday of each January; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1994 Fiscal Year") refer to the Fiscal Year ending on the last Saturday of January occurring during the following calendar year.

               "GAAP" is defined in Section 1.4.

               "Hazardous Material" means

                    (a)  any "hazardous substance", as defined by CERCLA;

                    (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

                    (c)  any petroleum product; or

                    (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

               "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

               "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Amendment or Restatement or any other Credit Document refer to this Amendment and Restatement or such other Credit Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Amendment and Restatement or such other Credit Document.

               "Holdings" is defined in the first recital.

               "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification which

                    (a)  is of a "going concern" or similar nature;

                    (b) relates to the limited scope of examination of matters relevant to such financial statement; or

                    (c)  relates to the treatment or classification of any
               item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Person to be in default of any of its obligations under Section 8.2.1.

               "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Amendment and Restatement and each other Credit Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

               "Indebtedness" of any Person means, without duplication:

                    (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                    (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                    (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

                    (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                    (e) net liabilities of such Person under all Hedging Obligations;

                    (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                    (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

          For all purposes of this Amendment and Restatement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

               "Indemnified Liabilities" is defined in Section 9.5.

               "Indemnified Parties" is defined in Section 9.5.

               "Independent Public Accountant" means any of the six largest public accounting firms in the United States selected by the Account Party, or any other public accounting firm of recognized national standing selected by the Account Party and consented to by the Issuing Bank.

               "Instrument" means any contract, agreement, letter of credit, indenture, mortgage, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

               "Issuing Bank" is defined in the preamble.

               "Lenders" is defined in the first recital.

               "Letters of Credit" means those letters of credit listed on
          Schedule II hereto.

               "Letter of Credit Maximum Amount" means, at any time, the lesser of (a) the aggregate amount of Letter of Credit
          Outstandings and (b) $557,100.

               "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

                    (a) the then aggregate amount which is undrawn and available under all of the Letters of Credit plus

                    (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect thereof.

               "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

               "Materially Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a materially adverse effect on:

                    (a) the assets, revenues or financial condition of the
               Account Party and its Subsidiaries taken as a whole; or

                    (b) the ability of the Account Party to perform any of its payment or other material obligations under this Amendment and Restatement or any other Credit Document.

               "Obligations" means all obligations (monetary or otherwise) of the Account Party arising under or in connection with this Amendment and Restatement and each other Credit Document.

               "Organic Document" means, relative to the Account Party, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

               "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and with respect to which any member of the Controlled Group may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

               "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

               "Plan" means any Pension Plan or Welfare Plan.

               "Reference Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

                    (a) the rate of interest then most recently announced by Continental Bank N.A. at Chicago, Illinois as its reference rate; and

                    (b)  the Federal Funds Rate plus a margin of 1/2 of 1%.

          The Reference Rate is not necessarily intended to be the lowest rate of interest determined by Continental Bank N.A. in connection with extensions of credit. Changes in the rate of interest on any Obligations will take effect simultaneously with each change in the Alternate Base Rate.

               "Reimbursement Obligation" is defined in Section 2.3.

               "Release" means a "release", as such term is defined in CERCLA.

               "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

               "Stated Expiry Date" with respect to each Letter of Credit means the date on which such Letter of Credit is stated to expire.

               "St. Clair Indebtedness" means the Indebtedness of Collins & Aikman Corporation created under and pursuant to the $8,000,000 Principal Amount Limited Obligation Revenue Bonds (Collins & Aikman Corporation Project) of Michigan Strategic Fund and all of the credit documents related thereto, including, without limitation, the Trust Indenture between Michigan Strategic Fund and Society Bank, Michigan as Trustee, dated as of August 1, 1991, the Loan Agreement between Collins & Aikman Corporation and Michigan Strategic Fund, dated as of August 1, 1991, the Reimbursement Agreement, dated as of August 1, 1991, made by Collins & Aikman Corporation in favor of NBD Bank, N.A. and the Security Agreement, dated as of August 1, 1991, between Collins & Aikman Corporation and NBD Bank, N.A.

               "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

               "Taxes" is defined in Section 4.2.

               "Termination Date" means September 13, 1994.

               "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

               "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

               SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Amendment and Restatement shall have such meanings when used in each Credit Document, notice and other communication delivered from time to time in connection with this Amendment and Restatement or any other Credit Document.

               SECTION 1.3. Cross-References. Unless otherwise specified, references in this Amendment and Restatement and in each other Credit Document to any Article or Section are references to such Article or Section of this Amendment and Restatement or such other Credit Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

               SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Credit Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in
          Section 7.1; provided, however, that all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time.


                                      ARTICLE II

                                  LETTERS OF CREDIT

               SECTION 2.1. Letters of Credit. The Letters of Credit are currently outstanding and have been issued by the Issuing Bank for the account of the Account Party. From and after the date hereof, the Letters of Credit shall be deemed to be outstanding pursuant to the terms of this Amendment and Restatement.

               SECTION 2.2. Disbursements, etc. The Issuing Bank will notify the Account Party promptly of the presentment for payment of each Letter of Credit, together with notice of the date (the "Disbursement Date") such payment shall be made. Subject to the terms and provisions of the applicable Letter of Credit and this Amendment and Restatement, the Issuing Bank shall make such payment to the beneficiary of such Letter of Credit; provided, however, that the Issuing Bank shall have no obligations with respect to any Letter of Credit after the Termination Date. The Account Party agrees to reimburse the Issuing Bank on each Disbursement Date for all amounts which the Issuing Bank has disbursed under each Letter of Credit (or that are otherwise due and payable to the Issuing Bank hereunder). Interest on any late payment will be payable together with any such payment and will be calculated in the manner described in Section 3.2 and at a rate per annum equal to the rate then in effect pursuant to
          Section 3.2.

               SECTION 2.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Account Party under Section
          2.2 to reimburse the Issuing Bank with respect to each Disbursement (including interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Account Party may have or have had against the Issuing Bank, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuing Bank's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of any Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation and all other amounts payable to the Issuing Bank hereunder, nothing herein shall adversely affect the right of the Account Party to commence any proceeding against the Issuing Bank for any wrongful Disbursement made by the Issuing Bank under any Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of the Issuing Bank.

               SECTION 2.4. Deemed Disbursements. Upon the occurrence and during the continuation of an Event of Default

                    (a) an amount equal to the Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all of the Letters of Credit shall, without demand upon or notice to the Account Party or any other Person, be deemed to have been paid and disbursed by the Issuing Bank (notwithstanding that such amount may not in fact have been so paid or disbursed); and

                    (b) upon notification by the Issuing Bank to the Account Party of its obligations under this Section, the Account Party shall be immediately obligated to reimburse the Issuing Bank for the amount deemed to have been so paid or disbursed.

          Any amounts so payable by the Account Party pursuant to this Section shall be deposited in cash with the Issuing Bank for the payment of the Obligations when due in connection with any Letter of Credit. At such time when the Event of Default shall have been cured or waived, the Issuing Bank shall return to the Account Party all amounts then on deposit with the Issuing Bank pursuant to this Section, net of any amounts applied to the payment of any Reimbursement Obligations.

               SECTION 2.5. Nature of Reimbursement Obligations. The Account Party shall assume all risks of the acts, omissions or misuse of each Letter of Credit by the beneficiary (and its transferees) thereof. The Issuing Bank (except to the extent of


                                            -11-
          its own gross negligence or wilful misconduct) shall not be responsible for:

                    (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

                    (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

                    (c) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit;

                    (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise; or

                    (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under any Letter of Credit.

          None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuing Bank. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Account Party and shall not put the Issuing Bank under any resulting liability to the Account Party or any other Person.


                                     ARTICLE III

                                 INTEREST, FEES, ETC.

               SECTION 3.1. Letter of Credit Fee. The Account Party hereby agrees to pay to the Issuing Bank a Letter of Credit fee in an amount equal to 1 1/4% per annum of the average daily aggregate amount of the Letter of Credit Maximum Amount for the immediately preceding Fiscal Quarter, payable quarterly in arrears and on each Stated Expiry Date (or, if earlier, on the date of the termination of this Amendment and Restatement).


                                            -12-


               SECTION 3.2. Interest. Interest will accrue on any amount remaining unpaid by the Account Party to the Issuing Bank under
          Section 2.3 from (and including) the Disbursement Date to (but excluding) the date of reimbursement in full at the Reference Rate; provided, however, that if the Account Party reimburses the Issuing Bank on a Disbursement Date prior to 3:00 p.m., New York City time, for any amount which the Issuing bank has disbursed on such Disbursement Date, no interest shall accrue on such amount so disbursed.


                                      ARTICLE IV

                               INCREASED CAPITAL COSTS,
                          TAXES AND CERTAIN OTHER PROVISIONS

               SECTION 4.1. Change of Circumstances. (a) If, after the date hereof, the introduction of or any change in or in the interpretation of, or any change in the application of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Issuing Bank's general income) or any capital requirement, has, due to the Issuing Bank's compliance the effect directly or indirectly, of (i) increasing the cost to the Issuing Bank of performing its obligations hereunder or under any Letter of Credit;
          (ii) reducing any amount received or receivable by the Issuing Bank hereunder or its effective return hereunder or under any Letter of Credit or on its capital; or (iii) causing the Issuing Bank to make any payment or to forego any return based on any amount received or receivable by the Issuing Bank hereunder or under any Letter of Credit, then upon demand from time to time the Account Party shall be obligated to pay such amount as shall compensate the Issuing Bank for any such cost, reduction, payment or foregone return; provided, however, that the Account Party shall be obligated under this paragraph to compensate the Issuing Bank for capital adequacy requirements measured against its outstanding obligations hereunder only to the extent such capital adequacy requirements are in excess of the capital adequacy requirements required in connection with the implementation in the country where the Issuing Bank's principal office is located of the agreement announced by the Bank for International Settlements in Basle on July 11, 1988, concerning the international convergence of capital measurement and capital standards. Any certificate of the Issuing Bank in respect of the foregoing will be conclusive and binding upon the Account Party, except for demonstrable error; provided, that the Issuing Bank shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.



                                            -13-
               (b) The Issuing Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Account Party pursuant to clause (a) above, it will exercise commercially reasonable efforts to issue, or maintain each Letter of Credit through another lending office to take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Letter of Credit pursuant to clause (a) would be reduced and if, as determined by the Issuing Bank in its sole discretion, the issuance or maintaining of any Letter of Credit through such other lending office or the taking of such other actions would not otherwise adversely affect such Letter of Credit or rights to repayment hereunder or the Issuing Bank and would not, in the Issuing Bank's sole discretion, be commercially unreasonable.

               SECTION 4.2. Taxes. All payments by the Account Party of amounts in respect of each Letter of Credit and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Issuing Bank's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Account Party hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Account Party will

                    (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                    (b) promptly forward to the Issuing Bank an official receipt or other documentation satisfactory to the Issuing Bank evidencing such payment to such authority; and

                    (c) pay to the Issuing Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Issuing Bank will equal the full amount the Issuing Bank would have received had no such withholding or deduction been required.

          Moreover, if any Taxes are directly asserted against the Issuing Bank with respect to any payment received by the Issuing Bank hereunder, the Issuing Bank may pay such Taxes and the Account Party will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Issuing Bank after the payment of such Taxes (including any Taxes on such additional amount) shall


                                            -14-
          equal the amount the Issuing Bank would have received had not such Taxes been asserted.

               If the Account Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Issuing Bank the required receipts or other required documentary evidence, the Account Party shall indemnify the Issuing Bank for any incremental Taxes, interest or penalties that may become payable by the Issuing Bank as a result of any such failure.

               SECTION 4.3. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Account Party pursuant to this Amendment and Restatement shall be made by the Account Party to the Issuing Bank for the account of the Issuing Bank. All such payments required to be made to the Issuing Bank shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, New York City time, on the date due, in same day or immediately available funds, to such account as the Issuing Bank shall specify from time to time by notice to the Account Party. Funds received after that time shall be deemed to have been received by the Issuing Bank on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

               SECTION 4.4. Setoff. The Issuing Bank shall, upon the occurrence of any Default described in clauses (a) through (d) of
          Section 8.1.4 or upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it hereunder or under the Letters of Credit any and all balances, credits, deposits, accounts or moneys of the Account Party then or thereafter maintained with the Issuing Bank, including, without limitation, any amounts then or thereafter held in the Deposit Account. The Issuing Bank agrees promptly to notify the Account Party after any such setoff and application made by the Issuing Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Issuing Bank may have.


                                            -15-

                                      ARTICLE V

                                 CONDITIONS PRECEDENT

               SECTION 5.1.  Conditions to Effectiveness.  The
          effectiveness of this Amendment and Restatement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

               SECTION 5.1.1. Resolutions, etc. The Issuing Bank shall have received from the Account Party a certificate, dated the date of the issuance of the initial Letter of Credit, duly executed and delivered by its Authorized Officer as to

                    (a) resolutions of its Board of Directors or a duly
               authorized committee thereof then in full force and effect authorizing the execution, delivery and performance of this Amendment and Restatement and each other document to be executed by it and the transactions contemplated hereby and thereby,

                    (b) the incumbency and signatures of those of its
               officers authorized to act with respect to this Amendment and Restatement and each other document to be executed by it, and

                    (c) each Organic Document of the Account Party,

          upon which certificates the Issuing Bank may conclusively rely until it shall have received a further certificate of the Authorized Officer of the Account Party canceling or amending such prior certificate.

               SECTION 5.1.2. Opinion of Counsel. The Issuing Bank shall have received an opinion, dated the Effective Date and addressed to the Issuing Bank, from the general counsel of the Account Party, in form and substance satisfactory to the Issuing Bank and its counsel.

               SECTION 5.1.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Account Party shall be satisfactory in form and substance to the Issuing Bank and its counsel, and the Issuing Bank and its counsel shall have received all other information, approvals, opinions, documents or instruments as the Issuing Bank or its counsel may reasonably request.

               SECTION 5.1.4. Closing Fees, Expenses, etc. The Issuing Bank shall have received for its own account (a) an extension fee in the amount of $25,000 and (b) all fees, costs and expenses due and payable, if then invoiced.


                                            -16-

               SECTION 5.1.5. Compliance with Warranties, No Default, etc. The following statements shall be true and correct:

                    (a)  the representations and warranties set forth in
               Article VI shall be true and correct as of the Effective
               Date; and

                    (b)  no Default shall have occurred and be continuing.


                                      ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES

               In order to induce the Issuing Bank to enter into this Amendment and Restatement, the Account Party represents and warrants unto the Issuing Bank as set forth in this Article VI.

               SECTION 6.1. Organization, Power, Authority, etc. The Account Party and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Amendment and Restatement and each other Credit Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it and to obtain Letters of Credit hereunder.

               SECTION 6.2. Due Authorization, etc. The execution, delivery and performance by the Account Party of this Amendment and Restatement and each other Credit Document executed or to be executed by it are within the Account Party's corporate powers, have been duly authorized by all necessary corporate action, do not require any Approval (other than any Approvals which have been made or obtained), do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or material Contractual Obligation (other than any material Contractual Obligation which, in the event of any such conflict, violation or default the applicable Person has made provision for the repayment or satisfaction thereof) or any law or governmental regulation or court decree or order binding upon the Account Party or any of its Subsidiaries and will not result in or require the creation or imposition of any material Lien on any properties pursuant to the provisions of any Contractual Obligation.



                                            -17-
               SECTION 6.3. Validity, etc. This Amendment and Restatement constitutes, and each other Credit Document executed by the Account Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Account Party enforceable in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.

               SECTION 6.4. Financial Information. The audited financial information of the Account Party set forth in the Form 10-K annual report for its Fiscal Year ended January 30, 1993, and the unaudited financial information of the Account Party set forth in the Form 10-Q quarterly report for its Fiscal Quarter ended October 30, 1993, copies of which have been furnished to the Issuing Bank, have been prepared in accordance with GAAP consistently applied and, except as set forth in the notes to such financial information, present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

               SECTION 6.5. No Material Adverse Change. Since October 30, 1993, there have been no occurrences, of whatsoever nature, which individually or in the aggregate have had a Materially Adverse Effect on the financial condition of the Account Party and its Subsidiaries reflected in the financial information for the Fiscal Quarter ended October 30, 1993, referred to in Section 6.4.

               SECTION 6.6. Absence of Default. Neither the Account Party nor any of its Subsidiaries is in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness outstanding in a principal amount exceeding $7,500,000, which default, if other than in the payment of principal, would permit the acceleration of the principal of such Indebtedness prior to the maturity thereof, or in default under any governmental regulation or court decree or order which individually or in the aggregate could reasonably be expected to have a Materially Adverse Effect except as otherwise disclosed on the Disclosure Schedule.

               SECTION 6.7. Litigation, etc. There is no pending or, to the knowledge of the Account Party, threatened litigation, arbitration or governmental investigation, proceeding or inquiry against the Account Party or any of its Subsidiaries or to which any of the properties, assets or revenues of any thereof is subject as to which there is a reasonable possibility of adverse determination and which, if adversely determined,

                    (a)  would have a Materially Adverse Effect; and


                                            -18-
                    (b) would adversely affect the legality, validity, binding effect or enforceability of this Amendment and Restatement, the Letters of Credit or any other Credit Document.

               SECTION 6.8. Ownership of Properties. The Account Party and each of its Subsidiaries owns good and, in the case of real property, marketable title to all of its material properties and assets, real and personal, of any nature whatsoever.

               SECTION 6.9. Subsidiaries. The Account Party has no Subsidiaries, except those Subsidiaries which are identified in
          Item 6.9 ("Existing Subsidiaries") of the Disclosure Schedule.

               SECTION 6.10. Patents, Trademarks, etc. Each of the Account Party and its Subsidiaries owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as it considers necessary for the conduct of its businesses as now conducted without, individually or in the aggregate, any infringement upon right of other Persons which could reasonably be expected to have a Materially Adverse Effect.

               SECTION 6.11. Regulations G, T, U and X. Neither the Account Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and less than 25% of the assets of the Account Party, individually and on a consolidated basis with its Subsidiaries, consists of margin stock. No proceeds of any Letter of Credit will be used for a purpose which violates, or would be inconsistent with, Federal Reserve System Board Regulation G, T, U or X. Terms for which meanings are provided in Federal Reserve System Board Regulation G, T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

               SECTION 6.12.  Government Approval, Regulation, etc.
          Neither the Account Party nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               SECTION 6.13. Taxes. Each of the Account Party and its Subsidiaries has filed all tax returns and reports required by law to have been filed by it (or has properly filed for an extension of the date of filing) and has paid all taxes and governmental charges thereby shown to be owing, except any such


                                            -19-

          taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

               SECTION 6.14. Letters of Credit. The Stated Expiry Date of each Letter of Credit is on or before the Termination Date and the amount of Letter of Credit Outstandings does not exceed the Letter of Credit Maximum Amount.

               SECTION 6.15. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Account Party in writing to the Issuing Bank for purposes of or in connection with this Amendment and Restatement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Account Party to the Issuing Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Amendment and Restatement by the Issuing Bank, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                     ARTICLE VII

                                      COVENANTS

               SECTION 7.1. Affirmative Covenants. The Account Party agrees with the Issuing Bank that, until all Obligations have been paid and performed in full, the Account Party will perform the obligations set forth in this Section 7.1.

               SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Account Party will furnish, or will cause to be furnished, to the Issuing Bank copies of the following financial statements, reports, notices and information:

                    (a) as soon as available and in any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Account Party, consolidated balance sheets of the Account Party and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Account Party and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Account Party;


                                            -20-

                    (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Account Party, a copy of the annual audit report for such Fiscal Year for the Account Party and its Subsidiaries, including therein consolidated balance sheets of the Account Party and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Account Party and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Issuing Bank by an Independent Public Accountant;

                    (c) as soon as possible and in any event within three days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Account Party setting forth details of such Default and the action which the Account Party has taken and proposes to take with respect thereto;

                    (d) promptly after the sending or filing thereof, copies of all reports which the Account Party sends to any of its securityholders, and all reports and registration statements which the Account Party or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and

                    (e) such other information respecting the condition or operations, financial or otherwise, of the Account Party or any of its Subsidiaries as the Issuing Bank may from time to time reasonably request.

               SECTION 7.1.2. Maintenance of Corporate Existences, etc. The Account Party will cause to be done at all times all things necessary to maintain and preserve the corporate existences of the Account Party and each of its Subsidiaries, and the Account Party will own and hold all of the outstanding shares of capital stock of each Subsidiary directly or indirectly through one or more other Subsidiaries and free and clear of all Liens.

               SECTION 7.1.3. Foreign Qualification. The Account Party will, and will cause each Subsidiary to, cause to be done at all times all things necessary to be duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the failure so to qualify would have a Materially Adverse Effect.

               SECTION 7.1.4. Payment of Taxes, etc. The Account Party will, and will cause each of its Subsidiaries to, pay and discharge, as the same may become due and payable, all federal, state, local and foreign taxes, assessments, fees and other governmental charges or levies against it or on any of its


                                           -21-
          property, as well as other due and payable claims of any kind which, if unpaid, might become a material Lien upon any one of its properties; provided, however, that the foregoing shall not require the Account Party or any of its Subsidiaries to pay or discharge any such tax, assessment, fee, charge, levy or Lien so long as it shall be diligently contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, nor shall the foregoing prohibit the Account Party or any of its Subsidiaries from properly filing for the extension of the filing of any tax return.

               SECTION 7.1.5. Insurance. The Account Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses in similar locations (including, where appropriate, customary amounts of self-insurance) and will, upon request of the Issuing Bank, furnish to the Issuing Bank at reasonable intervals a certificate of an Authorized Officer setting forth the nature and extent of all insurance (including levels of self-insurance) maintained by the Account Party and its Subsidiaries in accordance with this Section.

               SECTION 7.1.6. Books and Records. The Account Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Issuing Bank or any of its representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Account Party hereby authorizes such independent public accountant to discuss the Account Party's financial matters with the Issuing Bank or its representatives whether or not any representative of the Account Party is present) and to examine (and, at the expense of the Account Party, photocopy extracts from) any of its books or other corporate records. The Account Party shall pay any fees of such independent public accountant incurred in connection with the Issuing Bank's exercise of its rights pursuant to this Section.

               SECTION 7.2. Negative Covenants. The Account Party agrees with the Issuing Bank that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Account Party will perform the obligations set forth in this
          Section 7.2.

               SECTION 7.2.1. Consolidation, Merger, etc. The Account Party will not, and will not permit any of its Subsidiaries to,


                                            -22-
          liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

                    (a) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Account Party or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Account Party or any other Subsidiary;

                    (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Account Party or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such Person by merger; and

                    (c) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Account Party may merge with and into Holdings, any direct or indirect wholly-owned Subsidiary of Holdings, or Collins & Aikman Corporation, which Person will, upon the effectiveness of any such merger, become the Account Party hereunder.


                                     ARTICLE VIII

                                  EVENTS OF DEFAULT

               SECTION 8.1. Events of Default. The occurrence of any of the following events shall be an "Event of Default" hereunder.

               SECTION 8.1.1. Non-Payment of Obligations. The Account Party shall fail to pay any amount payable under any provision of this Amendment and Restatement when due, and such default shall continue unremedied for a period of five days.

               SECTION 8.1.2. Nonperformance of Certain Covenants, etc. The Account Party shall default in the due performance and observance of any of its obligations under Section 7.2, or the Account Party shall cease to maintain an average daily balance in excess of $1,700,000 in an interest bearing deposit account with Continental.

               SECTION 8.1.3. Nonperformance of Other Covenants and Obligations. The Account Party shall default in the due performance and observance of any other agreement contained herein or in any other Credit Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Account Party by the Issuing Bank.


                                            -23-
               SECTION 8.1.4. Bankruptcy, Insolvency, etc. The Account Party or any Subsidiary of the Account Party shall

                    (a) become insolvent or admit in writing its inability or unwillingness generally to pay, debts as they become due;

                    (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Account Party or any Subsidiary of the Account Party or all or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

                    (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Account Party or any Subsidiary of the Account Party or for all or substantially all of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

                    (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Account Party or any Subsidiary of the Account Party, and, if such case or proceeding is not commenced by the Account Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Account Party or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

                    (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

               SECTION 8.1.5. Breach of Warranty. Any representation or warranty of the Account Party made or deemed to be made hereunder or in any other writing or certificate furnished by or on behalf of the Account Party to the Issuing Bank for the purposes of or in connection with this Amendment and Restatement, is or shall be incorrect when made or deemed to have been made in any material respect.

               SECTION 8.1.6. Default on Other Indebtedness. A default shall occur (a) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section
          8.1.1 or the St. Clair Indebtedness) of the Account Party having a principal amount, individually or in the aggregate, in excess of $5,000,000; (b) in the performance or observance of any


                                            -24-
          obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable prior to its expressed maturity; or (c) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness under the C & A Credit Agreement.

               SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                    (a) the institution of any steps by the Account Party or any of its Subsidiaries or any other Person to terminate a Pension Plan if, as a result of such termination, the Account Party or any of its Subsidiaries would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

                    (b) a contribution failure occurs with respect to any Pension Plan of the Account Party or any of its Subsidiaries sufficient to give rise to the enforcement of a Lien in excess of $5,000,000 under section 302(f) of ERISA.

               SECTION 8.1.8. Judgments. Any final judgment or order for the payment of money which, together with other such outstanding final judgments against the Account Party or its Subsidiaries (in each case to the extent not covered by insurance), exceeds $7,500,000, shall be rendered against the Account Party or any of its Subsidiaries and, for 30 consecutive days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, for 30 consecutive days after the expiration of any such stay, such judgment shall not have been discharged.

               SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.4 shall occur, all outstanding Obligations shall automatically be and become immediately due and payable, without notice or demand.

               SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.4) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Issuing Bank shall, upon notice or demand, declare any or all outstanding Obligations to be due and payable, without further notice, demand or presentment.



                                            -25-

                                      ARTICLE IX

                                    MISCELLANEOUS

               SECTION 9.1. No Waiver. No failure or delay on the part of the Issuing Bank in exercising any power or right under this Amendment and Restatement or any other document executed and delivered in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Account Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Issuing Bank shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 9.2. Amendments, etc. No amendment, modification, termination or waiver of any provision of this Amendment and Restatement nor consent to any departure herefrom, shall in any event be effective unless the same shall be in writing and signed by the Account Party and the Issuing Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               SECTION 9.3. Notices. All notices and other communications provided to any party hereto under this Amendment and Restatement shall be in writing or by telecopy addressed and delivered or transmitted to such party at its address set forth below its signature hereto or telecopy number set forth below its signature hereto or at such other address or telecopy number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted (receipt confirmed).

               SECTION 9.4. Payment of Costs and Expenses. The Account Party agrees to pay on demand all expenses of the Issuing Bank (including the fees and out-of-pocket expenses of counsel to the Issuing Bank) in connection with

                    (a) the negotiation, preparation, execution, delivery and enforcement of this Amendment and Restatement and of each other Credit Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Amendment and Restatement or


                                            -26-

               any other Credit Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                    (b) the preparation and review of the form of any document or instrument relevant to this Amendment and Restatement or any other Credit Document.

          The Account Party further agrees to pay, and to save the Issuing Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment and Restatement, the issuance of the Letters of Credit, or any other Credit Documents. The Account party also agrees to reimburse the Issuing Bank upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Issuing Bank in connection with
          (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

               SECTION 9.5. Indemnification. In consideration of the execution and delivery of this Amendment and Restatement by the Issuing Bank, the Account Party hereby indemnifies, exonerates and holds the Issuing Bank and each of its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                    (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the use of any Letter of Credit;

                    (b) the entering into and performance of this Amendment and Restatement and any other Credit Document by any of the Indemnified Parties;

                    (c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Account Party or any of its Subsidiaries of any Hazardous Material; or

                    (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the


                                            -27-
               Account Party or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Account Party or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Account Party hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

               SECTION 9.6. Survival. The obligations of the Account Party under Sections 4.1, 4.2, 9.4 and 9.5 shall in each case survive any termination of this Amendment and Restatement and the payment in full of all Obligations. The representations and warranties made by the Account Party in this Amendment and Restatement and in each other Credit Document shall survive the execution and delivery of this Amendment and Restatement and each such other Credit Document.

               SECTION 9.7. Severability. Any provision of this Amendment and Restatement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

               SECTION 9.8. Headings. The various headings of this Amendment and Restatement and each other Credit Document are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment and Restatement or such other Credit Document or any provisions hereof or thereof.

               SECTION 9.9. Execution in Counterparts, Effectiveness, etc. This Amendment and Restatement hereto may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment and Restatement shall become effective when counterparts hereof executed on behalf of the Account Party and the Issuing Bank shall have been received by the Issuing Bank.

               SECTION 9.10. Governing Law; Entire Agreement, etc. THIS AMENDMENT AND RESTATEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This


                                            -28-
          Amendment and Restatement, the Letters of Credit and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. EACH PARTY TO THIS AMENDMENT AND RESTATEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT AND RESTATEMENT AND EACH CREDIT DOCUMENT AND EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY TO THIS AMENDMENT AND RESTATEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

               SECTION 9.11. Successors and Assigns. This Amendment and Restatement shall be binding upon the Account Party, its successors and assigns, and inure to the benefit of the Issuing Bank and its successors, transferees and assigns. The Account Party shall have no right to assign its rights hereunder or any interest herein (except for any assignment by operation of law pursuant to a merger permitted by clause (c) of Section 7.2.2) without the prior written consent of the Issuing Bank.

               SECTION 9.12. Waiver of Jury Trial. THE ISSUING BANK AND THE ACCOUNT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AMENDMENT AND RESTATEMENT, THE LETTERS OF CREDIT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ISSUING BANK OR THE ACCOUNT PARTY. THE ACCOUNT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ISSUING BANK ENTERING INTO THIS AMENDMENT AND RESTATEMENT AND EACH SUCH OTHER CREDIT DOCUMENT.


                                            -29-

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                   COLLINS & AIKMAN GROUP, INC.
                                     (formerly known as Wickes
                                     Companies, Inc.)



                                   By   /s/ Paul W. Meeks
                                     Name:  Paul W. Meeks
                                     Title: Vice President & Treasurer

                                   Address:  8320 University Executive Park
                                             Suite 102
                                             Charlotte, North Carolina
                                             28262

                                   Facsimile No.:  704-548-2360

                                   Attention:  Treasurer



                                   CONTINENTAL BANK N.A., as Issuing
                                     Bank, and as Lender and Agent
                                     under the Credit Agreement



                                   By /s/   John Orrechio
                                     Name:  John Orrechio
                                     Title: Vice President

                                   Address:  231 South LaSalle Street
                                             Chicago, Illinois  60697

                                   Facsimile No.:  312-974-9102

                                   Attention:  Virginia Marroquin


                                            -30-